Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Vice President, Finance & Treasurer

Cbeyond, Inc.

678-370-2887

kurt.abkemeier@cbeyond.net

CBEYOND APPOINTS KEVIN COSTELLO TO BOARD OF DIRECTORS

ATLANTA (October 25, 2010) — Cbeyond, Inc. (NASDAQ: CBEY), a leading provider of voice, data and mobile business applications to 53,000 small businesses across the country, today announced the appointment of Kevin Costello to its Board of Directors.

Costello currently serves as President of Ariba, Inc. He has executed the strategy and vision that has transformed Ariba into the leading global provider of cloud computing and commerce management solutions. In his current role, Costello is charged with directing all of Ariba’s integrated global commercial units including sales, marketing, professional services, channels and The Ariba Network. Prior to joining Ariba, Mr. Costello served in multiple senior management positions during his 18-year tenure with Andersen Business Consulting. He holds a bachelor of science degree from the University of Illinois and is a Certified Public Accountant.

“Kevin Costello brings a unique element to our board with his cloud computing expertise and successful business background,” said Jim Geiger, chief executive officer of Cbeyond. “As we launch into our next ten years of business, we believe Kevin’s leadership will help Cbeyond reach new heights. We are thrilled to add Kevin to our extraordinary board of directors.”

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading provider of IT and communications services to more than 53,000 small businesses throughout the United States. Recently named as the sixth fastest growing technology company by Forbes magazine, and added to Standard & Poor’s Small Cap S&P 600 Index, Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry(R), broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond delivers these services over a 100 percent private all IP network. For more information on Cbeyond, visit www.cbeyond.net and follow Cbeyond on Twitter: www.Twitter.com/Cbeyondinc.

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